UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2017

Booz Allen Hamilton Holding Corporation

(Exact name of Registrant as specified in its charter)

Delaware	001-34972	26-2634160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8283 Greensboro Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 902-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Booz Allen Hamilton Holding Corporation (“Booz Allen”), the parent company of management and technology consulting firm Booz Allen Hamilton Inc. (the “Borrower”), today announced that the company’s management is exploring, subject to continuing management review and to further consideration and ultimate approval by the company’s Board of Directors, a possible repricing for the Borrower’s existing Term Loan B credit facility. The repricing amendment is not intended to increase the Borrower’s total amount of outstanding indebtedness. The Borrower is exploring this potential repricing amendment in connection with the ongoing evaluation of its capital structure, taking into account a currently favorable credit environment.

If consummated, the terms of the repricing amendment will be disclosed upon completion. For the avoidance of doubt, the consummation of the repricing amendment is subject to further consideration and ultimate approval by Booz Allen’s Board of Directors.

Forward Looking Statements

This report contains, or may be deemed to contain, “forward-looking statements” (as defined in the U.S. Private Securities Litigation Reform Act of 1995). These statements express Booz Allen’s current expectation of future events or its future performance and do not relate directly to historical or current events. As such, Booz Allen’s future actions and related results may vary from any expectations or goals expressed in, or implied by, the forward-looking statements included in this report, possibly to a material degree. Booz Allen can offer no assurance that the assumptions made in preparing any of the forward-looking statements will prove accurate or that any long-term goals will be realized. Specifically, the amendment described in this report is contingent upon, among other things, approval by the company’s Board of Directors, and Booz Allen can offer no assurance that this proposed transaction will be approved by the company’s Board of Directors or consummated on the terms or within the timeframe that Booz Allen currently contemplates, if at all. All forward-looking statements included in this report speak only as of the date made, and, except as required by law, Booz Allen undertakes no obligation to update or revise publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Booz Allen Hamilton Holding Corporation

BY:	/s/ Lloyd W. Howell, Jr.
Lloyd W. Howell, Jr.
Executive Vice President, Chief Financial
Officer and Treasurer

Date: January 23, 2017